Groupon Announces First Quarter 2020 Results
First Quarter Performance In-Line with Preliminary Results Announced in April

•First quarter gross profit of $201 million
•First quarter loss from continuing operations of $211 million
•Adjusted EBITDA loss of $22 million
•First quarter GAAP net loss per diluted share of $7.53
•First quarter non-GAAP net loss per diluted share of $1.63
•Ended the first quarter with $667 million in cash, which included $150 million of outstanding borrowings under our revolving credit facility

CHICAGO - June 16, 2020 - Groupon, Inc. (NASDAQ: GRPN) today announced its financial results for the quarter ended March 31, 2020 and provided details on its recent operating progress.

"COVID-19 has had a major impact on our business and we have moved quickly to position Groupon to weather the pandemic and to help our merchants face these unprecedented challenges," said Aaron Cooper, Interim CEO of Groupon. "At the same time, during the first half of 2020, we created a more agile organization that is focused on improving the long-term health of our marketplace. Notwithstanding the challenges created by the macroeconomic landscape, we continue to believe we have distinct competitive advantages that will allow us to take share in the highly fragmented, $1 trillion-plus local experiences market."

Aaron Cooper provided further commentary in a letter to stockholders located on our investor relations website (investor.groupon.com). The company also filed its Form 10-Q with the Securities and Exchange Commission and posted an updated presentation on its investor relations website.

First Quarter 2020 Summary
North America
•North America gross profit in the first quarter 2020 decreased 31% to $143.8 million, primarily due to the negative impact of COVID-19 on demand and refund levels in March and lower Goods performance throughout the quarter. Local gross profit in the first quarter 2020 decreased 23% to $123.9 million. Goods gross profit decreased 52% to $16.0 million. Travel gross profit decreased 74% to $4.0 million.
•North America active customers were 25.3 million as of March 31, 2020.
International
•International gross profit in the first quarter 2020 decreased 40% to $57.5 million (39% FX-neutral), primarily due to the negative impact of COVID-19 on demand and refund levels in March, a continued customer shift toward lower margin and lower price Local offerings, and lower Goods performance throughout the quarter. Local gross profit in the first quarter 2020 decreased 35% (34% FX-neutral). Goods gross profit decreased 47% (45% FX-neutral). Gross profit in Travel decreased 66% (65% FX-neutral).
•International active customers were 16.5 million as of March 31, 2020.

Consolidated
•Revenue was $374.2 million in the first quarter 2020, down 35% (35% FX-neutral).
•Gross profit was $201.2 million in the first quarter 2020, down 34% (34% FX-neutral).
•SG&A was $207.1 million in the first quarter 2020 compared with $210.4 million in the first quarter 2019. First quarter SG&A does not reflect any of the payroll savings from layoffs or furloughs since those actions were initiated in April.
•Marketing expense declined by 36% to $60.1 million in the first quarter 2020 due to accelerated traffic declines, significantly shortened payback thresholds, and lower investment in offline marketing and brand.
•Other expense, net was $19.0 million in the first quarter 2020, compared with $46.9 million in the first quarter 2019, which was primarily driven by a $40.0 million decrease in losses from our fair value investments, partially offset by a $6.7 million impairment of an other equity investment and a $4.8 million increase in foreign currency losses.
•Net loss from continuing operations was $210.9 million in the first quarter 2020 compared with a net loss of $41.2 million in the first quarter 2019, driven primarily by the decrease in gross profit and the goodwill and long-lived asset impairment charges of $109.5 million and $22.4 million.
•Net loss attributable to common stockholders was $213.5 million, or $7.53 per diluted share, in the first quarter 2020, compared with a net loss attributable to common stockholders of $42.5 million, or $1.49 per diluted share, in the first quarter 2019. Non-GAAP net loss attributable to common stockholders plus assumed conversions was $46.2 million, or $1.63 per diluted share, in the first quarter 2020, compared with non-GAAP net income attributable to common stockholders plus assumed conversions of $16.7 million, or $0.58 per diluted share, in the first quarter 2019.
•Adjusted EBITDA loss, a non-GAAP financial measure, was $22.5 million in the first quarter 2020, compared with Adjusted EBITDA of $47.0 million in the first quarter 2019.
•Global units sold were down 20% to 29.8 million in the first quarter 2020 largely driven by the negative impact of COVID-19 on demand in the month of March and lower Goods sales throughout the quarter. In the first quarter 2020, North America units were down 13% in Local and down 42% in Goods. International units were down 13% in Local and down 22% in Goods.
•Operating cash flow was negative $17.6 million for the trailing twelve month period, and free cash flow, a non-GAAP financial measure, was negative $78.1 million for the trailing twelve month period.
•Cash and cash equivalents as of March 31, 2020 were $666.9 million. As of March 31, 2020, we had $150 million of outstanding borrowings under our $400 million revolving credit facility. In April 2020, we borrowed an additional $50 million under the credit facility. Our cash balance as of May 31, 2020 was $767.4 million. We are also having ongoing discussions with our lenders under our revolving credit facility to obtain covenant relief.

Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables. All comparisons in this press release are year-over-year unless otherwise provided. All per share metrics in this release and accompanying tables have been retrospectively adjusted to reflect the reverse stock split of the Company's common stock at a ratio of 1-for-20, which became effective on June 10, 2020.

Since late March we have strengthened our cash position and significantly reduced our cost structure. We also continued to make foundational improvements focused on the long-term health of our overall marketplace and our operating structure.

•Executed phase one of our restructuring plan, as well as a number of additional cost savings and liquidity preservation measures
◦Expects the combination of layoffs and furloughs to result in approximately $100 million in cost savings in 2020
◦On a run rate basis, expect phase one layoffs to result in more than $125 million in annualized cost savings beginning in 2021
•Once fully implemented multi-phase restructuring plan expected to deliver approximately $225 million in annualized cost savings

"During the first half of 2020, we took decisive steps to preserve our cash position and to sustainably reduce our ongoing cost structure," said Melissa Thomas, Groupon CFO. "These were tough but necessary decisions that we expect to provide us with the financial flexibility we need to navigate the impact of COVID-19."

Please see our earnings slides on our investor relations website for additional color on our second quarter trends and outlook.

Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) and the Groupon blog (www.groupon.com/blog) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign exchange rate neutral operating results, adjusted EBITDA, non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP

Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release. We have not quantitatively reconciled Adjusted EBITDA outlook for the quarter ending June 30, 2020 to net income (loss) outlook, its corresponding GAAP measure, because certain items that impact these measures, including certain restructuring actions, have not occurred, are out of our control or cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) is not available without unreasonable effort.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Acquisition-related expense (benefit), net. Acquisition-related expense (benefit), net is comprised of the change in the fair value of contingent consideration arrangements and external transaction costs related to business combinations, primarily consisting of legal and advisory fees. The composition of our contingent consideration arrangements and the impact of those arrangements on our operating results vary over time based on a number of factors, including the terms of our business combinations and the timing of those transactions. We exclude acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and facilitate comparisons to our historical operating results.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and Other Non-Operating Items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special Charges and Credits. For the three months ended March 31, 2020 and 2019, special charges and credits included charges related to our restructuring plan. For the three months ended March 31, 2020, special charges and credits also included goodwill and long-lived asset impairments and strategic advisor costs. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:

Foreign exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as net income (loss) from continuing operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net and other special charges and credits, including items that are unusual in nature or infrequently occurring. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from continuing operations.
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:
•stock-based compensation,
•amortization of acquired intangible assets,
•acquisition-related expense (benefit), net,
•special charges and credits, including restructuring charges, goodwill and long-lived asset impairment charges, and strategic advisor costs,
•non-cash interest expense on convertible senior notes,
•non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative translation adjustments to earnings as a result of business dispositions or country exits,
•non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,
•non-operating gains and losses from sales of minority investments, and
•income (loss) from discontinued operations.
We believe that excluding the above items from our measures of non-GAAP income from continuing operations before provision (benefit) from income taxes, non-GAAP net income attributable to common stockholders and non-GAAP earnings per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from continuing operations before provision (benefit) for income taxes.

Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from continuing operations less purchases of property and equipment and capitalized software from continuing operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from continuing operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:
Gross Billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings are equivalent to product revenue reported in our consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. For entities that we have acquired in a business combination, this metric includes active customers of the acquired entity, including customer who made purchases prior to the acquisition. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites and mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces, a third-party marketplace, or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites and mobile applications in our units metric. We consider units to be an important indicator of the total volume of business conducted through our marketplaces.
Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section

27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, our ability to execute, and achieve the expected benefits of our go-forward strategy, including the planned phase down of the Goods category; volatility in our operating results; effects of pandemics or disease outbreaks, including Covid-19, on our business; execution of our business and marketing strategies; retaining existing customers and adding new customers; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments and any potential adverse impact from the United Kingdom's exit from the European Union; retaining and adding high quality merchants; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; reliance on cloud-based computing platforms; competing successfully in our industry; providing a strong mobile experience for our customers; maintaining and improving our information technology infrastructure; our voucherless offerings; claims related to product and service offerings; managing inventory and order fulfillment risks; litigation; managing refund risks; retaining and attracting members of our executive team; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; tax liabilities; tax legislation; protecting our intellectual property; maintaining a strong brand; customer and merchant fraud; payment-related risks; our ability to effectuate an amendment of our credit agreement on a timely basis or at all; our ability to raise capital if necessary and our outstanding indebtedness; global economic uncertainty; our common stock, including volatility in our stock price; our convertible senior notes; our ability to realize the anticipated benefits from the hedge and warrant transactions; and those risks and other factors included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A. Risk Factors of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.

Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of June 16, 2020. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is a local experiences marketplace that brings people more ways to get the most out of their city or wherever they may be. By enabling real-time mobile commerce across local businesses, live events and travel destinations, Groupon helps people find and discover experiences—big and small, new and familiar—that make for a full, fun and rewarding life. Groupon helps local businesses grow and strengthen customer relationships—resulting in strong, vibrant communities. To learn more about Groupon’s community-building efforts, please visit community.groupon.com.
Contacts:
Investor Relations
Jennifer Beugelmans or Megan Carrozza
ir@groupon.com

Public Relations
Nick Halliwell
press@groupon.com

Groupon, Inc.  Condensed Consolidated Balance Sheets  (in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$666,867	$750,887
Accounts receivable, net	45,430	54,953
Prepaid expenses and other current assets	67,103	82,073
Total current assets	779,400	887,913
Property, equipment and software, net	103,318	124,950
Right-of-use assets - operating leases, net	92,893	108,390
Goodwill	211,255	325,017
Intangible assets, net	33,096	35,292
Investments (including $0 and $1,405 at March 31, 2020 and December 31, 2019, at fair value)	33,699	76,576
Other non-current assets	28,945	28,605
Total Assets	$1,282,606	$1,586,743
Liabilities and Equity
Current liabilities:
Short-term borrowings	$150,000	$—
Accounts payable	26,061	20,415
Accrued merchant and supplier payables	311,063	540,940
Accrued expenses and other current liabilities	242,097	260,192
Total current liabilities	729,221	821,547
Convertible senior notes, net	218,385	214,869
Operating lease obligations	103,820	110,294
Other non-current liabilities	39,673	44,987
Total Liabilities	1,091,099	1,191,697
Commitment and contingencies
Stockholders' Equity
Common stock, par value $0.0001 per share, 100,500,000 shares authorized; 38,712,045 shares issued and 28,417,928 shares outstanding at March 31, 2020; 38,584,854 shares issued and 28,290,737 shares outstanding at December 31, 2019	77	77
Additional paid-in capital	2,323,144	2,310,320
Treasury stock, at cost, 10,294,117 and 10,294,117 shares at March 31, 2020 and December 31, 2019	(922,666)	(922,666)
Accumulated deficit	(1,246,477)	(1,032,876)
Accumulated other comprehensive income (loss)	37,120	39,081
Total Groupon, Inc. Stockholders' Equity	191,198	393,936
Noncontrolling interests	309	1,110
Total Equity	191,507	395,046
Total Liabilities and Equity	$1,282,606	$1,586,743

Groupon, Inc.  Condensed Consolidated Statements of Operations   (in thousands, except share and per share amounts)  (unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Service	$207,028	$285,827
Product	167,122	292,583
Total revenue	374,150	578,410
Cost of revenue:
Service	26,915	28,627
Product	145,988	243,767
Total cost of revenue	172,903	272,394
Gross profit	201,247	306,016
Operating expenses:
Marketing	60,130	93,397
Selling, general and administrative	207,141	210,424
Goodwill impairment	109,486	—
Long-lived asset impairment	22,351	—
Total operating expenses	399,108	303,821
Income (loss) from operations	(197,861)	2,195
Other income (expense), net	(18,987)	(46,855)
Income (loss) from continuing operations before provision (benefit) for income taxes	(216,848)	(44,660)
Provision (benefit) for income taxes	(5,988)	(3,490)
Income (loss) from continuing operations	(210,860)	(41,170)
Income (loss) from discontinued operations, net of tax	382	2,162
Net income (loss)	(210,478)	(39,008)
Net income attributable to noncontrolling interests	(3,044)	(3,479)
Net income (loss) attributable to Groupon, Inc.	$(213,522)	$(42,487)

Basic and diluted net income (loss) per share:
Continuing operations	$(7.54)	$(1.57)
Discontinued operations	0.01	0.08
Basic and diluted net income (loss) per share	$(7.53)	$(1.49)

Weighted average number of shares outstanding
Basic	28,365,216	28,504,756
Diluted	28,365,216	28,504,756

Groupon, Inc.  Condensed Consolidated Statements of Cash Flows  (in thousands) (unaudited)

	Three Months Ended March 31,
	2020	2019
Operating activities
Net income (loss)	$(210,478)	$(39,008)
Less: Income (loss) from discontinued operations, net of tax	382	2,162
Income (loss) from continuing operations	(210,860)	(41,170)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	23,385	24,522
Amortization of acquired intangible assets	2,524	3,894
Impairment of goodwill	109,486	—
Impairment of long-lived assets	22,351	—
Stock-based compensation	14,015	16,411
Impairments of investments	6,684	—
(Gain) loss from changes in fair value of investments	1,405	41,408
Amortization of debt discount on convertible senior notes	3,516	3,175
Change in assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	8,334	(14,200)
Prepaid expenses and other current assets	13,222	3,461
Right-of-use assets - operating leases	7,009	6,481
Accounts payable	5,860	(12,914)
Accrued merchant and supplier payables	(223,098)	(136,572)
Accrued expenses and other current liabilities	(11,970)	(33,987)
Operating lease obligations	(10,130)	(6,481)
Other, net	1,859	(1,511)
Net cash provided by (used in) operating activities from continuing operations	(236,408)	(147,483)
Net cash provided by (used in) operating activities from discontinued operations	—	—
Net cash provided by (used in) operating activities	(236,408)	(147,483)
Investing activities
Purchases of property and equipment and capitalized software	(10,596)	(17,477)
Proceeds from sale of investment	31,605	—
Acquisitions of intangible assets and other investing activities	(1,445)	(638)
Net cash provided by (used in) investing activities from continuing operations	19,564	(18,115)
Net cash provided by (used in) investing activities from discontinued operations	—	—
Net cash provided by (used in) investing activities	19,564	(18,115)
Financing activities
Proceeds from borrowings under revolving credit agreement	150,000	—
Payments for repurchases of common stock	—	(14,416)
Taxes paid related to net share settlements of stock-based compensation awards	(3,299)	(5,090)
Proceeds from stock option exercises and employee stock purchase plan	1,163	2,006
Distributions to noncontrolling interest holders	(3,845)	(3,521)
Payments of finance lease obligations	(2,707)	(6,756)
Net cash provided by (used in) financing activities	141,312	(27,777)
Effect of exchange rate changes on cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	(9,174)	(3,381)
Net increase (decrease) in cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	(84,706)	(196,756)
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	(84,706)	(196,756)
Cash, cash equivalents and restricted cash, beginning of period	752,657	844,728
Cash, cash equivalents and restricted cash, end of period	$667,951	$647,972

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; TTM active customers in millions)
(unaudited)

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
North America Segment:						Q1 2020
Gross Billings (1):						Y/Y Growth
Local	$502,309	$503,830	$511,173	$503,740	$392,609	(21.8)%
Travel	92,083	84,029	71,144	58,756	33,660	(63.4)
Goods	174,638	147,354	133,076	204,481	100,394	(42.5)
Total Gross Billings	$769,030	$735,213	$715,393	$766,977	$526,663	(31.5)%
Revenue:
Local	$180,377	$177,082	$175,140	$188,439	$142,660	(20.9)%
Travel	18,941	16,125	13,680	9,193	6,449	(66.0)
Goods	157,847	131,453	114,776	175,854	86,020	(45.5)
Total Revenue	$357,165	$324,660	$303,596	$373,486	$235,129	(34.2)%
Gross Profit:
Local	$161,082	$157,673	$155,032	$169,712	$123,859	(23.1)%
Travel	15,268	12,806	10,717	6,948	3,962	(74.1)
Goods	33,452	28,105	26,326	30,624	15,950	(52.3)
Total Gross Profit	$209,802	$198,584	$192,075	$207,284	$143,771	(31.5)%

Operating income (loss)	$5,336	$(372)	$15,691	$45,073	$(31,161)	(684.0)%

International Segment:						Q1 2020
Gross Billings:						Y/Y Growth	Fx Effect	Y/Y Growth excluding FX (2)
Local	$207,396	$203,450	$204,823	$240,151	$157,401	(24.1)	1.9	(22.2)%
Travel	51,939	43,348	44,098	51,186	26,831	(48.3)	1.8	(46.5)
Goods	147,643	138,934	129,064	164,886	95,504	(35.3)	2.2	(33.1)
Total Gross Billings	$406,978	$385,732	$377,985	$456,223	$279,736	(31.3)	2.0	(29.3)%
Revenue:
Local	$73,190	$69,995	$65,440	$78,986	$48,668	(33.5)	1.5	(32.0)%
Travel	8,737	8,077	8,003	9,275	3,273	(62.5)	1.3	(61.2)
Goods	139,318	129,845	118,573	150,569	87,080	(37.5)	1.9	(35.6)
Total Revenue	$221,245	$207,917	$192,016	$238,830	$139,021	(37.2)	1.8	(35.4)%
Gross Profit:
Local	$68,978	$65,780	$61,183	$73,725	$44,524	(35.5)	1.5	(34.0)%
Travel	8,041	7,370	7,332	8,574	2,744	(65.9)	1.4	(64.6)
Goods	19,195	20,398	17,350	20,458	10,208	(46.8)	1.9	(44.9)
Total Gross Profit	$96,214	$93,548	$85,865	$102,757	$57,476	(40.3)	1.6	(38.7)%

Operating income (loss)	$(3,141)	$(6,767)	$(11,054)	$(4,968)	$(166,700)	5,207.2%

Consolidated Results of Operations:
Gross Billings:
Local	$709,705	$707,280	$715,996	$743,891	$550,010	(22.5)	0.5	(22.0)%
Travel	144,022	127,377	115,242	109,942	60,491	(58.0)	0.7	(57.3)
Goods	322,281	286,288	262,140	369,367	195,898	(39.2)	1.0	(38.2)
Total Gross Billings	$1,176,008	$1,120,945	$1,093,378	$1,223,200	$806,399	(31.4)	0.7	(30.7)%
Revenue:
Local	$253,567	$247,077	$240,580	$267,425	$191,328	(24.5)	0.4	(24.1)%
Travel	27,678	24,202	21,683	18,468	9,722	(64.9)	0.5	(64.4)
Goods	297,165	261,298	233,349	326,423	173,100	(41.7)	0.9	(40.8)
Total Revenue	$578,410	$532,577	$495,612	$612,316	$374,150	(35.3)	0.7	(34.6)%
Gross Profit:
Local	$230,060	$223,453	$216,215	$243,437	$168,383	(26.8)	0.4	(26.4)%
Travel	23,309	20,176	18,049	15,522	6,706	(71.2)	0.4	(70.8)
Goods	52,647	48,503	43,676	51,082	26,158	(50.3)	0.7	(49.6)
Total Gross Profit	$306,016	$292,132	$277,940	$310,041	$201,247	(34.2)	0.4	(33.8)%

Operating income (loss)	$2,195	$(7,139)	$4,637	$40,105	$(197,861)	(9,114)%
Net cash provided by (used in) operating activities from continuing operations	$(147,483)	$(1,219)	$18,584	$201,401	$(236,408)	60.3%
Free Cash Flow	$(164,960)	$(17,903)	$891	$185,927	$(247,004)	49.7%

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Active Customers (3)
North America	10.3	9.7	9.5	9.7	25.3
International	6.4	6.1	6.2	6.9	16.5
Total Active Customers	16.6	15.8	15.7	16.7	41.8

Consolidated Units
Local	24,132	23,879	24,573	25,461	20,976
Goods	12,237	10,735	10,494	16,435	8,229
Travel	824	710	687	712	561
Total consolidated units	37,193	35,324	35,754	42,608	29,766

Headcount
Sales (4)	2,377	2,327	2,438	2,316	2,218
Other	3,928	3,952	4,036	4,029	4,059
Total Headcount	6,305	6,279	6,474	6,345	6,277
(1)Represents the total dollar value of customer purchases of goods and services.
(2)Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.
(3)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.
(4)Includes merchant sales representatives, as well as sales support personnel.

Groupon, Inc.  Non-GAAP Reconciliation Schedules  (in thousands, except share and per share amounts)  (unaudited)
        The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Income (loss) from continuing operations	$(41,170)	$(37,645)	$(14,685)	$79,208	$(210,860)
Adjustments:
Stock-based compensation (1)	16,411	26,563	19,543	19,098	14,015
Depreciation and amortization	28,416	27,116	25,873	24,360	25,909
Acquisition-related expense (benefit), net	—	28	5	6	4
Restructuring charges	(67)	(47)	(61)	206	6
Goodwill impairment	—	—	—	—	109,486
Long-lived asset impairment	—	—	—	—	22,351
Strategic advisor costs	—	—	—	—	3,626
Other (income) expense, net	46,855	28,494	17,253	(39,273)	18,987
Provision (benefit) for income taxes	(3,490)	2,012	2,069	170	(5,988)
Total adjustments	88,125	84,166	64,682	4,567	188,396
Adjusted EBITDA	$46,955	$46,521	$49,997	$83,775	$(22,464)
(1)Represents stock-based compensation expense recorded within Selling, general and administrative, Cost of revenue and Marketing.

        The following is a reconciliation of non-GAAP net income (loss) attributable to common stockholders to net income (loss) attributable to common stockholders and a reconciliation of non-GAAP net income (loss) per share to diluted net income (loss) per share for three months ended March 31, 2020 and 2019.

	Three Months Ended March 31,
	2020	2019
Net income (loss) attributable to common stockholders	$(213,522)	$(42,487)
Less: Net income (loss) attributable to noncontrolling interest	(3,044)	(3,479)
Net income (loss)	(210,478)	(39,008)
Less: Income (loss) from discontinued operations, net of tax	382	2,162
Income (loss) from continuing operations	(210,860)	(41,170)
Less: Provision (benefit) for income taxes	(5,988)	(3,490)
Income (loss) from continuing operations before provision (benefit) for income taxes	(216,848)	(44,660)
Stock-based compensation	14,015	16,411
Amortization of acquired intangible assets	2,524	3,894
Acquisition-related expense (benefit), net	4	—
Restructuring charges	6	(67)
(Gain) loss from changes in fair value of investments	1,405	41,408
Impairment of investment	6,684	—
Impairment of goodwill	109,486	—
Impairment of long-lived assets	22,351	—
Strategic advisor costs	3,626	—
Intercompany foreign currency losses (gains) and reclassifications of translation adjustments to earnings	5,313	4,194
Non-cash interest expense on convertible senior notes	3,516	3,175
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes	(47,918)	24,355
Less: Non-GAAP provision (benefit) for income taxes	(4,780)	4,131
Non-GAAP net income (loss)	(43,138)	20,224
Net income attributable to noncontrolling interest	(3,044)	(3,479)
Non-GAAP net income (loss) attributable to common stockholders	(46,182)	16,745
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	—	—
Non-GAAP Net Income (loss) attributable to common stockholders plus assumed conversions	$(46,182)	$16,745

Weighted-average shares of common stock - diluted	28,365,216	28,504,756
Incremental dilutive securities	—	254,810
Weighted-average shares of common stock - non-GAAP	28,365,216	28,759,566

Diluted net income (loss) per share	$(7.53)	$(1.49)
Impact of non-GAAP adjustments and related tax effects	5.90	2.07
Non-GAAP net income per share	$(1.63)	$0.58
(1)  Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating non-GAAP net income (loss) attributable to common stockholders.
        Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow and free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities from continuing operations.

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Net cash provided by (used in) operating activities from continuing operations	$(147,483)	$(1,219)	$18,584	$201,401	$(236,408)
Purchases of property and equipment and capitalized software from continuing operations	(17,477)	(16,684)	(17,693)	(15,474)	(10,596)
Free cash flow	$(164,960)	$(17,903)	$891	$185,927	$(247,004)

Net cash provided by (used in) investing activities from continuing operations	$(18,115)	$(17,235)	$(19,541)	$(12,700)	$19,564
Net cash provided by (used in) financing activities	$(27,777)	$(31,581)	$(22,595)	$(10,666)	$141,312